Exhibit 99.08

HOLLYWOOD ACTRESS AND COMEDIENNE
 SHEILA KAY BECOMES SPOKESWOMAN FOR PAZOO

CEDAR KNOLLS, NJ, September 13, 2012 –  Pazoo.com (OTCBB Symbol: PZOO (German WKN#: A1J3DK))  is pleased to welcome Sheila Kay, twice nominated as Best Comedienne at the American Comedy Awards, as a spokeswoman for Pazoo. Sheila is an accomplished actress appearing in several movies, primetime TV series, theater and nightclubs.  She is also a comedienne whose company, Paws4Laughter, raises funds for animal shelters, rescue groups and other animal right organizations through her stand-up comedy shows.  Sheila will take an active roll in spreading the word to help brand Pazoo as the premier name in human and pet health and wellness.

Sheila is certified in the IGM® (Isabell Gatto Method) of Therapeutic Acupressure and ProForm modalities on both animals and humans. Pazoo has added Sheila to its ever growing roster of expert advisers. Pazoo.com’s basic philosophy is that pet owners (62% of U.S. households) want their animals to be as healthy and happy as they are – and provides these pet owners the tools to do it in an easy and engaging way. Sheila fits the role to a T. At pazoo.com, Sheila will combine her expertise as a caregiver, and her communication skills as a performer, to add a humorous touch to human and pet wellness. She will also be available to perform at fundraisers for animals in need.

Sheila Kay commented: “Pazoo.com is the first site to cater to people and their pets, knowing we each need each other. It is why I want to be a part of their world. I say, if we could make our pets laugh like they make us laugh, we’d all live longer happier lives. Laughter plus animals plus a few health products: Whoo whoo!...kudos to Pazoo!”

About Pazoo, Inc.:
Pazoo, Inc.'s website www.pazoo.com provides a warehouse of competitively priced products and a roster of experts in various health and wellness fields who deliver useful information for achieving a fuller and richer life for both humans and their pets. Pazoo.com is a unique, interactive, e-commerce site where consumers can gain insights into health and wellness for themselves and their animals from leading health & wellness and pet industry experts. The company's team of medical, fitness, nutritional and pet professionals seeks to enhance its customers' wellbeing by offering an expanding selection of high quality merchandise, including nutritional supplements, fitness apparel, equipment, videos and consumables, health and beauty products, gifts, and wellness/safety items.

Safe Harbor Statement:

This update includes forward-looking statements. These forward-looking statements generally can be identified by phrases such as Pazoo, Inc. or its management "believes," "expects," "anticipates," "foresees," "forecasts," "estimates" or other words or phrases of similar import. Similarly, statements herein that describe the Company's business strategy, outlook, objectives, plans, intentions or goals also are forward-looking statements. All such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those in forward-looking statements.

For Investor Relations:
Taylor Capitol, LLC
Phone: 973-351-3868
Email: investor@pazoo.com

SOURCE: Pazoo, Inc.

Released September 13, 2012